Exhibit 99.1

Evergreen Energy Inc. & Buckeye Industrial Mining
Conclude Successful Refined Coal Test Burn at
University of Notre Dame

DENVER -- February 7, 2007 - Buckeye Industrial Mining Co., a wholly owned subsidiary of Evergreen Energy Inc. (NYSE Arca: EEE), has successfully concluded a comprehensive test burn at the University of Notre Dame involving 50 and 75 percent blends of K-Fuel® refined coal with high-sulfur, low-fusion eastern Ohio bituminous coal.

The test was designed to take advantage of K-Fuel’s® ultra low levels of mercury, chloride and sulfur while maintaining the boiler at or near its full load. A feed of 100 percent K-Fuel® was tested as well.

The test results, verified through stack testing by a third party, demonstrated that when compared to the base bituminous coal normally used in the Babcock and Wilcox cyclone boiler, a 100 percent burn of K-Fuel® reduced chloride emissions by 75 percent and sulfur dioxide emissions by 90 percent. The difference in mercury content of K-Fuel® as compared to the feedstock coal was a reduction of 75 percent.

Blends of 50 percent and 75 percent K-Fuel® with the eastern bituminous high sulfur coal resulted in emissions improvements as well, confirming that a blend of eastern bituminous coal and K-Fuel® could help the boiler comply with the new Federal Industrial Boiler Maximum Achievable Control Technology rule for emissions while maintaining its load capacity through higher btu values resulting from the blending of eastern bituminous coal with K-Fuel®.

“This is significant news because it further demonstrates that Buckeye’s existing customers who burn coal will benefit from eastern bituminous coal blended with K-Fuel®, providing those customers fuel based options to meet the new Federal rules for lower emissions.  Coal consumers would otherwise have to rely on currently available and costly technology to scrub the pollutants,” said Mark S. Sexton, chairman and CEO of Evergreen Energy.

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Sexton noted that as the September 2007 deadline for new emissions rules looms closer, industrial boiler customers should consider K-Fuel® to address their compliance needs as an economical alternative to other emissions control technologies.

Other test results showed that the specific properties of K-Fuel® and the way it interacts with eastern bituminous coal improved the boiler operation and overcame problems experienced by many cyclone-fired units when operating under light load conditions.

Quinapoxet Solutions of Windham, NH provided technical support for the test burn. More details of the results are available at www.evgenergy.com.

About Evergreen Energy Inc.

Evergreen Energy Inc. refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

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Contacts:
For Evergreen Energy
Analysts and Investors                            Media and Public Affairs
Karli Anderson                                         Paul Jacobson
Director, Investor Relations                     VP, Corporate Communications
303.293-2992                                            303-293-2992